UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2007
CARDINAL ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	333-131749 (Commission File Number)	20-2327916 (I.R.S. Employer Identification No.)

2 OMCO Square, Suite 201, Winchester, IN (Address of principal executive offices)		47394 (Zip Code)
(765) 584-2209
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
General Manager Employment Agreement
On January 22, 2007, Cardinal Ethanol, LLC (the “Company”) entered into an Employment Agreement with Jeff Painter. Under the terms of the Agreement, Mr. Painter will serve as the Company’s general manager. The initial term of the Agreement is for a period of three years unless the Company terminates Mr. Painter’s employment “For Cause” as defined in the Agreement. In the event, Mr. Painter’s employment is terminated by the Company, other than by reason of a termination “For Cause”, then the Company will continue to pay Mr. Painter’s salary and fringe benefits through the end of the initial three year term. At the expiration of the initial term, Mr. Painter’s term of employment shall automatically renew on each one-year anniversary thereafter unless otherwise terminated by either party. For all services rendered by Mr. Painter, the Company agreed to pay to Mr. Painter an annual base salary of One Hundred Fifty-Six Thousand Dollars ($156,000). At the time the Company’s ethanol plant first begins producing ethanol, Mr. Painter will receive a 10% increase to his base salary. In addition, to his base salary, Mr. Painter may be eligible for an incentive performance bonus during the term of his employment as determined by the Company’s board of directors in its sole discretion.
The above description is qualified in its entirety by the full text of the Employment Agreement. The Employment Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB for the period ended December 31, 2006.
Fleming Excavating, Inc. Owner/Contractor Agreement
On January 25, 2007, the Company entered into an Agreement with Fleming Excavating, Inc. for services related to site improvement for the plant. We agreed to pay Fleming Excavating a fee of Three Million, Four Hundred Thirty-Four Thousand, Five Hundred Twenty-Nine Dollars and Thirty-Nine cents ($3,434,529.39), subject to any approved change orders, for the services rendered under the Agreement. Fleming Excavating agreed to complete all the work under the contract in the facility area no later than April 18, 2007, with the rail area to follow within two months thereafter.
The above description is qualified in its entirety by the full text of the Owner/Contractor Agreement. The Owner/Contractor Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-QSB for the period ended December 31, 2006.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
The appointment of six directors occurred pursuant to our operating agreement. Our operating agreement provides for the special right of appointment of one director for each member who holds 400 or more units in the Company, all of which were purchased by such member during the registered offering. In the event that the number of units held by an appointing member falls below the threshold of 400 units, the term of any director appointed by such member will terminate.
On January 22, 2007, the Company announced that Matt Sederstrom, Stephen L. Clark, Dr. L. Marshall Roch,II, and Lawrence A. Lagowski were appointed to the board of directors by Fagen, Inc., Clark Family Partnership, LP, Roch Investment, LLC, and Indeck Energy Services, Inc. respectively. Mr. Sederstrom is the vice president of marketing and project development for Fagen, Inc. The Company executed a design-build agreement with Fagen, Inc. to design and build the ethanol plant. Dr. Roch is a founder, chief executive officer and a director of Eye Center Group, LLC. Mr. Clark owns and operates Clark Investment Group in Wichita, Kansas. Mr. Lagowski is the chief financial officer of Indeck Energy Services, Inc. In addition, Dr. David Dersch and Mr. C. Allan Rosar appointed themselves to serve as directors. They were previously serving as members of the initial board of directors and subject to reelection. As appointed directors they will now serve indefinitely at the pleasure of the appointing member.
The board of directors has not named Mr. Sederstrom, Mr. Clark, Dr. Roch, or Mr. Lagowski to serve on any committees.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: January 25, 2007	/s/ Troy Prescott
Troy Prescott, Chairman